UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2013

CELLULAR DYNAMICS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	001-36021 (Commission File Number)	26-1737267 (IRS Employer Identification No.)

525 Science Drive Madison, Wisconsin (Address of principal executive offices)	53711 (Zip Code)

Registrant’s telephone number, including area code:  (608) 310-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement.

On December 20, 2013, Cellular Dynamics International, Inc. (“CDI”) and Coriell Institute for Medical Research (“Coriell”) entered into a Services Agreement (the “Agreement”) relating to the previously announced approximately $10 million hPSC Repository grant awarded by the California Institute for Regenerative Medicine (“CIRM”) to Coriell.

The terms of the Agreement provide that:

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CDI will perform certain services as a subcontractor to Coriell.

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CDI’s work is related to Coriell’s agreement with CIRM under its repository grant awarded to Coriell to maintain a bank of the induced pluripotent stem cell (“iPSC”) lines created by CDI pursuant to its previously announced iPSC Derivation Agreement (the “Derivation Agreement”) with CIRM and of the DCBs described below.

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CDI will expand, and create up to 3,300 distribution cell banks, or “DCBs” from, (1) the 3,000 iPSC lines derived by CDI pursuant to the Derivation Agreement and (2) up to 300 third party pluripotent stem cell lines provided by California researchers.

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CDI will also perform quality control services to ensure that the DCBs meet certain quality criteria.

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CDI’s work will be performed over four years for fees of up to approximately $6.3 million of CIRM’s approximately $10 million repository grant to Coriell.

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Coriell will not allow any person to receive any DCBs from the Coriell iPSC bank unless the person has entered into a Standard Form hiPSC License with CDI under which CDI will license or sublicense certain intellectual property owned by or licensed to CDI to the recipient of the DCBs.

CDI anticipates that it will use its existing technology and intellectual property to perform its work under the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2013	CELLULAR DYNAMICS INTERNATIONAL, INC.
	By:	/s/ Robert J. Palay Robert J. Palay Chief Executive Officer